Exhibit 3.1

Organizational Regulations

of

Allied World Assurance Company Holdings, Ltd

Allied World Assurance Company Holdings, AG

with a registered office in Zug, Switzerland

Table of Contents

TABLE OF CONTENTS			2

1.	INTRODUCTION AND SCOPE OF APPLICATION		2

	1.1	Introduction	2

	1.2	Scope of Application	2

	1.3	Executive Bodies of the Company	2

2.	BOARD OF DIRECTORS		3

	2.1	Statutory Powers and Responsibilities	3

	2.2	Additional Powers and Responsibilities	4

	2.3	Delegation of Management to Chief Executive Officer and Executive Management	7

	2.4	Constitution	7

	2.5	Meetings, Convocation of Meetings, Agenda	7

	2.6	Quorum, Passing of Resolutions and Minutes	8

	2.7	Right to Request Information and Reporting	9

	2.8	Term, Composition and Independence	9

	2.9	Remuneration of Board Members	10

3.	THE CHAIRMAN		10

	3.1	Powers and Responsibilities	10

	3.2	Substitution	10

4.	LEAD DIRECTOR		11

5.	COMMITTEES		11

	5.1	Purpose, Powers and Responsibilities in General	11

	5.2	Composition and Eligibility	11

	5.3	Term	11

	5.4	Meetings, Convocation of Meetings and Agenda	12

	5.5	Resolutions and Proposals to the Board of Directors	12

	5.6	Permanent Committees	13

	5.7	Other Committees	15

6.	DELEGATE		16

	6.1	Powers and Responsibilities	16

	6.2	Further Powers and Responsibilities	16

7.	EXECUTIVE MANAGEMENT		16

	7.1	Powers and Responsibilities	16

	7.2	Appointments	19

	7.3	Meetings, Convocation of Meetings, Agenda	19

	7.4	Quorum	19

8.	GROUP INTERNAL AUDIT		20

	8.1	Responsibilities	20

	8.2	Appointment and Organization	20

	8.3	Professional Standards	20

	8.4	Independence	20

9.	CONFLICT OF INTERESTS		21

	9.1	General Principles	21

	9.2	Duty to Disclose	21

	9.3	Procedures	21

10.	GENERAL PROVISIONS		22

	10.1	Signatory Powers	22

	10.2	Confidentiality and Non-Disclosure	22

	10.3	Returning of Files	23

11.	BUSINESS YEAR		23

12.	FINAL PROVISIONS		23

	12.1	Entering into Force	23

	12.2	Review and Amendments	23

1.	INTRODUCTION AND SCOPE OF APPLICATION

1.1	Introduction

1.1.1	Allied World Assurance Company Holdings, AG (the “Company”), is the parent company of the Allied World group of companies (together with the Company the “Group”).

1.1.2

The board of directors of the Company issues the following organizational regulations (the “Organizational Regulations”) based on Article 716b of the Swiss Code of Obligations (hereinafter “CO”) and Article 18 a) and Article 19 of the Articles of Association of Allied World Assurance Company Holdings, AG (the “Articles of Association”).

1.2	Scope of Application

The Organizational Regulations define the organization and responsibilities of the Board of Directors (as defined below) and its members (the “Board Members”), its committees and its chairperson, the delegate of the Board of Directors and the chief executive officer as well as the executive management of the Company and its subsidiaries (the “Group Subsidiaries”) and regulate reporting procedures. The Organizational Regulations implement and supplement applicable law and the Articles of Association.

1.3	Executive Bodies of the Company

The executive bodies of the Company are:

(a)	its board of directors (“Board of Directors”);

(b)	the chairman of the Board of Directors (“Chairman”);

(c)	the lead independent director (“Lead Director”);

(d)	the committees of the Board of Directors (“Committees”);

(e)	the delegate of the Board of Directors (“Delegate”) who also acts as the chief executive officer of the Company (“Chief Executive Officer”); and

(f)	the executive management (“Executive Management”).

2.	BOARD OF DIRECTORS

2.1	Statutory Powers and Responsibilities

2.1.1	The Board of Directors is entrusted with the ultimate management of the Company, the overall supervision of the Group as well as with the supervision and control of management.

2.1.2

The Board of Directors is entitled to pass resolutions on all matters which are not delegated to, or reserved for, the shareholders meeting or another body of the Company by law or the Articles of Association.

2.1.3	The Board of Directors has the following (non-transferable) duties and competences with regard to the Company and the Group:

(a)	ultimately manage and direct the Company and the Group, issue the necessary directives;

(b)	determine the overall organization and strategy;

(c)	organize the accounting, the internal control system (ICS), the financial control, the financial planning and the internal audit;

(d)	appoint and remove the Delegate and his/her deputy;

(e)	appoint and remove the members of the Executive Management and of the internal audit, and grant signatory power;

(f)	verify the professional qualifications of the independent auditors of the Company;

(g)

ultimately supervise the persons entrusted with the management, in particular with respect to compliance with the law, the Articles of Association, the Organizational Regulations and other regulations and directives;

(h)	prepare the business report (including the financial statements), the compensation report pursuant to Swiss law as well as the shareholders meetings, and implement its resolutions;

(i)

pass resolutions regarding increases in share capital, as far as they are within the competence of the Board of Directors (Article 651 para. 4 CO) as well as adopt capital increases and amendments to the Articles of Association entailed therewith;

(j)	propose reorganization measures to the shareholders meeting if half the share capital is no longer covered by the Company’s net assets;

(k)	notify the judge (filing for bankruptcy) in the case of over-indebtedness; and

(l)	decide on agreements relating to mergers, spin-offs, conversions and/or transfer of assets (Vermögensübertragung) pursuant to the Swiss Merger Act (Fusionsgesetz).

2.2	Additional Powers and Responsibilities

The Board of Directors has the following additional powers and responsibilities with regard to the Company and the Group:

2.2.1	Regarding the Board of Directors:

(a)	appoint and remove the Delegate, the Lead Director and the secretary (the “Secretary” – the latter need not be a member of the Board of Directors);

(b)	appoint and remove the members of the Committees (except for members of the Compensation Committee who are elected at an ordinary shareholder meeting) and the respective chairpersons thereof;

(c)

determine, upon the recommendation of the Compensation Committee (“Compensation Committee”), the compensation of the Board Members (except for the compensation of the Chief Executive Officer which shall be determined by the Compensation Committee), subject to approval by the shareholders in accordance with the Articles of Association;

(d)	consider the reports and recommendations submitted to it by the Committees and decide on the proposals of the Committees;

(e)

upon recommendation by the Nominating & Corporate Governance Committee (“Nominating & Corporate Governance Committee”), propose to the shareholders meeting candidates for election or re-election to the Board of Directors, for the Chairman and members of the Compensation Committee; and

(f)

review annually the report of the Nominating & Corporate Governance Committee’s assessment, which may be in the form of an oral report, of the performance of the Board of Directors, the Committees and the Board Members.

2.2.2	Regarding the independent external auditor:

(a)	upon recommendation by the Audit Committee (“Audit Committee”), submit to the shareholders proposals regarding the appointment and removal of the Company’s independent auditors; and

2.2.3	Regarding operational matters:

(a)

have overall responsibility for corporate governance matters and the authority to delegate responsibilities to the Committees and/or the Executive Management, as it deems appropriate and as far as it is permitted by law;

(b)	appoint and remove the members of the Executive Management;

(c)	adopt the goals and strategy of the Group and review that of the Executive Management and keep itself informed as to the implementation of the strategy;

(d)	determine the structure of the Group, define the business segments and decide on structural changes to the Group or the business segments;

(e)	approve the medium- and short-term business plan of the Group (“Group Plan”) , based on the Group’s strategic goals;

(f)	approve the code of business conduct and ethics and corporate governance guidelines;

(g)

review periodically the report of the Investment Committee (“Investment Committee”), which may be in the form of an oral report, on any material modifications to the Group’s investment policy statement;

(h)

review periodically the report of the Audit Committee, which may be in the form of an oral report, on any material changes to the loss reserving practices and other similar procedures as well as significant tax and accounting policy changes;

(i)	be responsible for risk policy and determine the risk tolerance level and monitor the risk development (including review and approval of risk management and insurance for the Group);

(j)	decide on individual transactions not covered by the Group Plan, in particular material acquisitions, dispositions, investments, strategic and financing transactions;

(k)	be informed of provisions and write-offs and depreciations outside the ordinary course of business;

(l)	approve capital market transactions of the Group, including buy-backs of Company shares;

(m)

approve an upper limit for long-term[1] aggregate debt issuances, credit facilities or similar instruments (incl. repo facilities and letter of credit facilities) and approve individual long-term debt transactions with amounts exceeding USD 25 million;

(n)	approve individual short-term debt issuances[2], credit facilities or similar instruments (incl. repo facilities and letter of credit facilities) with amounts exceeding USD 25 million;

(o)	approve new employee option and participation plans, subject to approval by the shareholders if required by applicable legal or stock exchange regulation;

(p)	approve year-end reports of the Company and the Group, subject to the authority of the shareholders meeting;

(q)	review and consider periodic core business status reports as well as reports on major business transactions and events;

(r)	review the Group’s adherence to legal, regulatory and compliance standards and the status of significant legal, regulatory or compliance matters, in conjunction with the Audit Committee;

(s)	assess, on an annual basis, the performance of the Chief Executive Officer and that of the members of the Executive Management;

(t)

upon recommendation of the Compensation Committee, review and determine the total amount available of each item of fixed and variable compensation (including stock and option awards) available for members of the Executive Management (including the Delegate), subject to approval by the shareholders in accordance with the Articles of Association;

(u)	be informed of individual compensation amounts of the members of the Executive Management including the Chief Executive Officer;

[1]	The term “long-term” refers to maturities of more than 365 days.

[2]	The term “short-term” refers to maturities of less than 365 days.

(v)	upon recommendation of the Compensation Committee, review and approve the compensation principles and policy of the Group; and

(w)	upon recommendation of the Compensation Committee, review and approve the total amount of equity compensation (including stock and option awards) available for all employees of the Group.

The Board of Directors can retain independent counsel, accountants or other experts for advice on important business matters and receive funding for the compensation of such outside advisors.

2.3	Delegation of Management to Chief Executive Officer and Executive Management

2.3.1

The Board of Directors delegates the management of the Company and of the Group to the Chief Executive Officer and the other members of the Executive Management as provided for by these Organizational Regulations.

2.3.2	Board Members shall have complete and open access to the Chief Executive Officer, chief financial officer, general counsel, chief compliance officer and head of internal audit.

2.4	Constitution

2.4.1	Any member of the Board of Directors may also be appointed as the Chief Executive Officer.

2.4.2	The Board of Directors shall appoint a Secretary (a person keeping the minutes and assisting in the preparation of board meetings) who need not be a member of the Board of Directors.

2.5	Meetings, Convocation of Meetings, Agenda

2.5.1

The Board of Directors shall be convened at the invitation of its Chairman, or in his/her absence, by the Lead Director or, in the absence of both, by another Board Member whenever required by business; provided, however, that the Board of Directors shall meet at least four times a year. Any Board Member shall be entitled to request an immediate convening of an extraordinary meeting and shall, in such an event, set forth the items to be discussed.

2.5.2

The Chairman shall establish the agenda after consultation with the Lead Director; provided, however, that should the Chairman also serve as the Chief Executive Officer or other member of management, the Lead Director shall establish the agenda. Any Board Member may require the inclusion of certain items of business in the agenda. Such items should, as a rule, be submitted in writing to the Chairman at least 14 days prior to the meeting. Any Board Member may raise for discussion at any meeting subject matters that are not on the agenda.

2.5.3

As a rule, meetings and/or proposals for written resolutions pursuant to Clause 2.6.3 shall be announced at least five calendar days in advance by letter, facsimile or e-mail. Items on the agenda shall be set forth in this correspondence.

In case of urgency or other extraordinary circumstances or if all Board Members approve, then shorter notice periods are permitted and decisions can be taken on items that are not mentioned on the agenda.

Furthermore, these formal requirements do not have to be observed if a meeting is only convened in order to record the implementation of a capital increase, to pass resolutions regarding the amendments of the Articles of Association entailed thereby and to adopt the report on the capital increase.

2.5.4	The Chairman, or in his/her absence, the Lead Director or another Board Member, shall chair the meetings.

2.6	Quorum, Passing of Resolutions and Minutes

2.6.1	A board quorum shall be met when a majority of the Board Members is present in person or participates through some alternative means of instant communication.

There is no required quorum in order to record the implementation of a capital increase, to pass resolutions regarding the amendments of the Articles of Association entailed thereby and to adopt the report on the capital increase.

2.6.2

The Board of Directors shall pass its resolutions with the majority of the votes cast. In case of a tie of votes, the Chairman has the casting vote. Board Members may not be represented by another person.

2.6.3

Board resolutions may also be passed by means of written resolutions (circular resolutions), in writing, by facsimile or by a signed copy sent by e-mail, provided that no Board Member requests, either by phone, facsimile or similar means, deliberation in a meeting, within the relevant term of announcement according to Clause 2.5.3. Board resolutions by means of written resolutions require the affirmative vote of a majority of all of the Board Members.

2.6.4

Board meetings may be held and resolutions may be passed by means of a telephone or video conference or similar means of instant communication provided that (i) all Board Members can be reached by such means and (ii) no Board Member, when contacted for such conference, requests deliberation in a meeting. If a Board member is unable to attend a meeting in person, such Board member may participate in the meeting by means of telephone or videoconference or similar means of instantaneous communication.

2.6.5

Minutes shall be kept on the deliberations and all resolutions of each meeting. The minutes shall be signed by the Chairman and the Secretary and must, as a rule, be approved by the Board of Directors at the next meeting.

2.7	Right to Request Information and Reporting

2.7.1	Each Board Member is entitled to request information from the Chairman on all Company and Group matters.

2.7.2

At every meeting the Chief Executive Officer and upon the request of the Board of Directors, the other members of Executive Management, shall inform the Board of Directors on the current course of business and on important business developments of the Company and the Group. The Board of Directors shall be informed promptly of any extraordinary business development. At the Board of Director’s request, members of the Executive Management may be invited to attend board meetings. Board Members shall be informed of extraordinary occurrences promptly by way of circulating letter by telephone, facsimile or e-mail.

2.7.3	Each Board Member is also entitled to request information or access to business documents in between board meetings. Such requests shall be addressed in writing to the Chairman.

2.7.4

To the extent necessary to fulfill his/her duties, each Board Member may request from the Chairman authorization to review books and records of the Company. Should the Chairman reject the Board Member’s request for information, for a hearing or for an inspection, the Board of Directors shall decide on such request.

2.8	Term, Composition and Independence

2.8.1

The Board of Directors is composed of a maximum of 13 Board Members. The term for each Board Member shall conclude at the next ordinary shareholder meeting. The term of office of a Board Member shall, subject to prior resignation or removal, expire on the day of the respective ordinary shareholders meeting. Newly-appointed Board Members shall complete the term of office of their predecessors.

2.8.2	Board Members, the Chairman and the members of the Compensation Committee may be re-elected.

2.8.3	The Board of Directors shall submit nominations of new Board Members for election at the shareholders meeting, upon the recommendation of the Nominating & Corporate Governance

Committee, that ensure an adequate size and well-balanced composition of the Board of Directors and further ensure that a majority of the Board Members are independent within applicable legal and stock exchange requirements.

2.9	Remuneration of Board Members

2.9.1

The Board Members have the right to receive remuneration determined by the Board of Directors, based on the recommendations of the Compensation Committee, taking into consideration their duties and responsibilities, time spent and best practices. The remuneration received by the Board of Directors shall be subject to approval by the shareholders in accordance with the Articles of Association.

2.9.2	Expenses and disbursements shall be compensated in addition to the remuneration pursuant to Clause 2.9.1.

2.9.3

The remuneration of any employee of the Group, who agrees to serve as a member of a board of directors of a direct or indirect subsidiary of the Company, is considered a part of the ordinary compensation of such employee, except if the Board of Directors has determined otherwise.

3.	THE CHAIRMAN

3.1	Powers and Responsibilities

3.1.1	The Chairman shall convene board meetings. Together with the Secretary, he/she shall sign the minutes of the deliberations and resolutions of the Board of Directors.

3.1.2	The Chairman shall preside over the shareholders meeting unless another chair is appointed. Together with the Secretary, he/she shall sign the minutes of the shareholders meeting.

3.1.3	The Chairman has the right to call in third parties as advisors in meetings of the Board of Directors.

3.1.4	In addition, the Chairman shall have the responsibilities delegated to him/her by law, the Articles of Association and these Organizational Regulations.

3.2	Substitution

If the Chairman of the Board of Directors is prevented from performing his/her duties, they shall be performed by the Lead Director or another Board Member.

4.	LEAD DIRECTOR

The Board of Directors may appoint a Lead Director, who shall have the responsibilities set forth in the Company’s Corporate Governance Guidelines, as such guidelines may be revised from time to time, together with such other responsibilities as the Board of Directors may from time to time specify. The Company shall make the Corporate Governance Guidelines available on its web site at www.awac.com.

5.	COMMITTEES

5.1	Purpose, Powers and Responsibilities in General

5.1.1

The Board of Directors may delegate the preparation and implementation of its resolutions and the supervision of the business of the Company and the Group to Committees. The Committees are responsible for keeping the Board of Directors apprised on a timely basis of their findings and actions.

5.1.2

The Committees have the right, at any time and in their discretion, to make inquiries or to request information in all matters falling into their responsibilities. In doing so, they shall take into account the industry practice and general principles of best practice.

5.1.3

Each Committee shall have the power to retain independent legal, accounting, financial and other advisors and consultants as it may deem necessary, at the expense of the Company and without obtaining the approval of the full Board of Directors in advance.

5.2	Composition and Eligibility

5.2.1

Each Committee shall be made up of a chairperson and at least one further member, each appointed by the Board of Directors among the Board Members, or in the case of the Compensation Committee, election by the shareholders. The membership of each Committee shall comply with applicable legal and stock exchange requirements.

5.3	Term

The term of membership for the Compensation Committee shall conclude at the next ordinary shareholder meeting following their election. The term of membership in all other Committees is for one year or until his/her reappointment or the appointment of a successor by the Board of Directors.

5.4	Meetings, Convocation of Meetings and Agenda

(a)	Meetings of the Committees shall be convened whenever required by business, usually before an ordinary board meeting.

(b)

Meetings shall be convened by the chairperson of each Committee. Each member of a Committee shall be entitled to request an immediate convening of a Committee meeting and must, in this event, set forth the items to be discussed.

(c)	The chairperson of each Committee may invite additional participants who are not members of the Committees or authorized participants provided for in the Organizational Regulations.

(d)	The chairperson of each Committee prepares the meetings and invites the participants with advisory functions. The meetings are chaired by the designated chair of each Committee.

(e)	The chairperson of each Committee may exclude members of the Executive Management from meetings or from parts of a meeting.

5.5	Resolutions and Proposals to the Board of Directors

(a)	A Committee quorum shall be met when a majority of the members of a Committee is present in person or participates through some alternative means of instant communication.

(b)

The Committees shall pass their resolutions and recommend proposals to the Board of Directors with the majority of the votes cast. In case of a tie of votes, the chairperson of the Committee shall have the casting vote.

(c)

Committee resolutions and proposals to the Board of Directors may also be passed by means of written resolutions (circular resolutions) by facsimile or by a signed copy sent by e-mail, provided that no member requests, either by phone, facsimile or similar means, deliberation in a meeting, within two calendar days after delivery of the notice of the proposed resolution or proposal. Committee resolutions and proposals by means of written resolutions require the affirmative vote of a majority of all of the Committee members.

(d)

The deliberations and all resolutions shall be recorded. The minutes shall be signed by the chair of the Committee and the person keeping the minutes (the latter need not be a member of the Committee) and must be approved at the next meeting of the Committee.

5.6	Permanent Committees

5.6.1	The Board of Directors establishes the following permanent Committees:

(a)	Audit Committee;

(b)	Compensation Committee;

(c)	Investment Committee;

(d)	Nomination & Corporate Governance Committee;

(e)	Enterprise Risk Committee; and

(f)	Executive Committee.

5.6.2

The basic responsibilities of the permanent Committees are as set forth below, and the specific responsibilities of each Committee will be set forth in the Committee’s respective charter, as described in Clause 5.6.3 below:

(a)	Audit Committee

The purposes of the Audit Committee are to:

1.

Assist Board oversight of the integrity of (i) the Company’s financial statements and internal controls, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence and (iv) the performance of the Group internal audit (“Group Internal Audit”) and independent auditors; and

2.	Prepare the report required to be prepared by the Audit Committee pursuant to the rules of the U.S. Securities and Exchange Commission for inclusion in the Company’s annual proxy statement.

The Audit Committee is comprised of independent Board Members. The Audit Committee Charter, as it may be amended from time to time, sets forth in detail the Audit Committee’s responsibilities and duties, which includes overseeing the independent auditors and Group Internal Audit and recommending to the full Board of Directors proposals for the shareholders meeting regarding the appointment and removal of the Company’s independent auditors.

(b)	Compensation Committee

The purpose of the Compensation Committee shall be to (i) assist in carrying out the Board of Director’s responsibilities relating to the compensation of the Company’s Chief Executive Officer and certain other executive officers; (ii) recommend to the Board of Directors an annual report on executive compensation for inclusion in the Company’s proxy statement or annual report on Form 10-K in accordance with applicable rules and regulations, and review and discuss with management the “Compensation Discussion and Analysis” section included therein; and (iii) approve and oversee, as applicable, the Company’s incentive-compensation and equity-based plans and approve any awards made under these plans.

The Compensation Committee is comprised of independent Board Members. The Compensation Committee Charter, as it may be amended from time to time, sets forth in detail the Compensation Committee’s responsibilities and duties, which includes proposing compensation principles for the Group to the Board of Directors for approval and, within those approved principles, to determine individual compensation for executives and oversee the Group’s compensation plans.

(c)	Investment Committee

The purpose of the Investment Committee shall be to (i) adopt and oversee compliance with the Company’s Investment Policy Statement, (ii) oversee the investment strategy and investment advisors of the Company and any of its subsidiaries and (iii) oversee investment risk exposures.

The Investment Committee is comprised of independent Board Members. The Investment Committee Charter, as it may be amended from time to time, sets forth in detail the Investment Committee’s responsibilities and duties.

(d)	Nomination & Corporate Governance Committee

The purpose of the Nominating & Corporate Governance Committee shall be to (i) identify, evaluate and nominate candidates for election as directors, Chairman of the Board, members of the Compensation Committee and for appointment to serve on the Board’s other committees; (ii) review and make recommendations to the Board of Directors regarding the full Board’s composition and structure; (iii) oversee the evaluation of the full Board and its Committees; and (iv) oversee all corporate governance matters and practices and make recommendations to the Board.

The Nomination & Corporate Governance Committee is comprised of independent Board Members. The Nomination & Corporate Governance Committee Charter, as it may be amended from time to time, sets forth in detail the Nomination & Corporate Governance Committee’s responsibilities and duties.

(e)	Enterprise Risk Committee

The purpose of the Enterprise Risk Committee shall be to oversee, review and help management assess those risks and exposures that could materially impact the Company.

The Enterprise Risk Committee is comprised of independent Board Members. The Enterprise Risk Committee Charter, as it may be amended from time to time, sets forth in detail the Enterprise Risk Committee’s responsibilities and duties, including reviewing and recommending to the full Board for approval the Company’s overall firm-wide risk appetite statement and management’s compliance therewith.

(f)	Executive Committee

The Executive Committee meets in case of emergencies, only as necessary and it may exercise all the powers and authority of the full Board of Directors in the ultimate management of the business and affairs of the Company between the meetings of the Board of Directors, except as specifically limited by a rule of the New York Stock Exchange or by applicable law or regulation.

5.6.3

Each Committee except the Executive Committee is governed by a charter which defines the Committee’s composition and responsibilities and the eligibility requirements of its members. The charter and its amendments are to be approved by the Board of Directors. The charters of the permanent Committees will be available on the Company’s web site at www.awac.com and are incorporated herein.

5.7	Other Committees

The Board of Directors may designate one or more additional Committees, each such Committee to consist of such person or persons as may be designated by the Board of Directors. Except as expressly limited by law or by the Articles of Association or by resolution of the Board of Directors, any such Committee shall have and may exercise such powers and adopt such procedures as the Board of Directors may determine and specify in the resolution designating such Committee.

6.	DELEGATE

6.1	Powers and Responsibilities

6.1.1	The Delegate is a member of the Board of Directors (Verwaltungsratsdelegierter) who also acts as the Chief Executive Officer of the Executive Management.

6.1.2	If the Board of Directors appointed a Delegate in accordance with Clause 2.1.3(d), this Delegate shall have the following powers and responsibilities:

(a)	head the Executive Management and convene and chair its meetings;

(b)	liaise between the Board of Directors and the Executive Management in all areas that are not reserved to the Chairman;

(c)	supervise and prepare the implementation of the resolutions of the Board of Directors on the ultimate management of the Company;

(d)	supervise the development of the strategies of the Company by the Executive Management; and

(e)	supervise the training and continuous education for the top management of the Company.

6.2	Further Powers and Responsibilities

6.2.1

Furthermore, the Delegate has the responsibilities as set forth in the Articles of Association and these Organizational Regulations. In particular, he is responsible and supervises the implementation of the resolutions by the Board of Directors.

6.2.2	The Board of Directors may delegate further powers and responsibilities to the Delegate.

7.	EXECUTIVE MANAGEMENT

7.1	Powers and Responsibilities

7.1.1	The Executive Management shall manage the operations of the Company and the overall business of the Group and shall control all employees of the Company.

7.1.2	In particular, the Executive Management shall:

(a)

manage the operations of the Group, implement the strategic business policies and these Organizational Regulations as well as the drawing up of the necessary additional regulations and directives for approval by the Board of Directors as well as implement the approved regulations and directives;

(b)

manage and supervise all on-going business and transactions of the Group within the framework of these Organizational Regulations save for decisions with an extraordinary importance which require prior approval by the Board of Directors;

(c)	prepare for approval by the Board of Directors and implement the accounting, financial control and the financial planning;

(d)

prepare and present the annual accounts, the quarterly balance sheet as well as the annual report to the Board of Directors and the subsidiary boards of directors as well as periodical and legally required reporting to these boards regarding the course of business of the individual subsidiaries;

(e)

prepare and submit to the Board of Directors proposals relating to (1) the Group Plan, which shall include projections of balance sheets, profit and loss accounts, return on equity and return on risk-adjusted capital, as well as capital and investment plans; (2) the risk tolerance level of the Group in insurance, reinsurance and other risk taking activities, including asset management; (3) accounting principles; and (4) matters within the Board of Director’s responsibilities for its consideration;

(f)	make decisions concerning expenditures not included in the Group Plan exceeding USD 500,000;

(g)	establish the performance targets for the Group, monitor performance and take any necessary actions;

(h)	determine which matters are the subject of Group guidelines or policies and to issue such guidelines or policies;

(i)	establish guidelines and procedures governing the responsibilities and the delegation of decision making authority, including underwriting authority;

(j)	establish the principles for intra-Group reinsurance and retrocession, external retrocession, and the balancing of Group-wide catastrophe and accumulated risks;

(k)	make decisions on individual insurance and reinsurance transactions exceeding the authority of management reporting to the Executive Management;

(l)	issue guidelines on the authority to sign authorizations with respect to investment and expenditures;

(m)

exercise oversight responsibilities with respect to the Group’s internal control and evaluation process, including the receipt of the annual certifications of the Chief Executive Officer and the Chief Financial Officer and ratification of the same;

(n)	supervise the Group’s employees, in particular with respect to compliance with applicable laws, the Articles of Association, regulations and policies;

(o)

oversee implementation of Group compliance procedures, monitor risk remediation of identified regulatory and compliance deficiencies and ensure that appropriate risk management structures and procedures are implemented with the decision making persons having the requisite seniority, knowledge and experience;

(p)	be responsible for personnel planning and management development of the Group (subject to the authority of the Board of Directors and its Committees) and issue corresponding guidelines;

(q)	assist and provide information to the Committees in order to enable them to discharge their responsibilities under the respective charter,

(r)	determine the salary of the Group’s employees (except for those of the Executive Management);

(s)	promptly inform the Board of Directors with respect to significantly increased risks in the ongoing business and extraordinary events;

(t)	inform regulators (immediately if necessary) of any occurrences relevant to their supervision; and

(u)

inform the Chairman and the chairmen of the Group Subsidiaries with respect to capital losses and over-indebtedness pursuant to Art. 725 CO and any other risk or danger for the Company or the Group Subsidiary.

7.2	Appointments

7.2.1	The members of the Executive Management are appointed and removed by the Board of Directors.

7.2.2	The Executive Management is constituted of the Chief Executive Officer, the chief financial officer, the general counsel and such other members as the Board of Directors may appoint from time to time.

7.3	Meetings, Convocation of Meetings, Agenda

7.3.1	The Executive Management shall be convened whenever required by business.

7.3.2

Meetings shall be convened by the Chief Executive Officer or, in his/her absence, by another member of the Executive Management. Each member of the Executive Management shall be entitled to request an immediate convening of a meeting and must, in this event, set forth the items to be discussed.

7.3.3	Meetings shall be announced at least one calendar day in advance by letter, facsimile or e-mail. Items on the agenda shall be set forth in this correspondence.

In case of urgency shorter notice periods are permitted. If all members of the Executive Management are present and agree, deviations from these formal requirements are permitted; in particular, decisions can be taken that are not mentioned on the agenda.

7.3.4	The Chief Executive Officer, or in his/her absence his/her deputy, shall chair the meetings.

7.3.5	Each member shall be entitled to submit proposals regarding the items on the agenda. This right may also be executed by way of correspondence.

7.3.6	The Chief Executive Officer shall decide whether individuals not belonging to the Executive Management are to participate in meetings in a consultant capacity.

7.4	Quorum

7.4.1	A quorum shall be constituted when an absolute majority of the members of the Executive Management are present in person or participate using some alternative means of instant communication.

8.	GROUP INTERNAL AUDIT

8.1	Responsibilities

Group Internal Audit shall examine and evaluate the adequacy and effectiveness of the Group’s internal control environment, and the quality of performance in carrying out assigned responsibilities to achieve the Group’s goals and objectives.

In fulfilling its responsibilities, Group Internal Audit shall:

(a)	submit audit services plans to the Audit Committee for approval;

(b)	periodically report to the Audit Committee;

(c)	inform the Audit Committee about significant findings during the year; and

(d)	provide any additional information requested by the Audit Committee.

8.2	Appointment and Organization

The head of Group Internal Audit is appointed by and reports to the Audit Committee. The organizational structure of Group Internal Audit and resource requirements necessary for Group Internal Audit to perform its activities shall be defined by the head of Group Internal Audit and submitted to the Audit Committee for approval. The head of Group Internal Audit shall review and approve all new hires and termination of Group Internal Audit staff.

8.3	Professional Standards

Group Internal Audit shall adhere to the Group’s guidelines and procedures and Group Internal Audit’s organization and processes manuals and guidelines or to such other standards as required by applicable law or regulation.

8.4	Independence

8.4.1	Group Internal Audit performs its internal audit activities with independence and objectivity. It shall have no direct operational responsibility or authority over any of the activities they review.

8.4.2	Group Internal Audit shall coordinate its activities with other assurance functions in the Group and the external auditor.

9.	CONFLICT OF INTERESTS

9.1	General Principles

9.1.1

Each Board Member and member of the Executive Management is responsible for organizing his private and business relationships in view to avoid conflicts of interests with the Company or the Group. A Board Member or a member of the executive management who is in a permanent conflict of interest shall no longer fulfill his function and shall resign.

9.1.2

Board Members and members of the Executive Management shall abstain from dealing or exercising their voting rights (if applicable) in matters involving their personal interests or the interests of individuals or entities related to them in which they have a material (excluding their interest as shareholders of the Company).

9.2	Duty to Disclose

9.2.1

A Board Member or a member of the Executive Management shall disclose all board memberships he/she holds, as well as any other interests, mandates, functions or activities which could lead to a conflict of interest with the Group. Each such person shall disclose such interests on a continuing basis to the Chairman or another Board Member appointed by the Board of Directors, if the Chairman is making such disclosure.

9.2.2

If the Board Members determine a potential conflict of interests, the Chairman (or another Board Member appointed by the Board of Directors, in case of a potential conflict of interests by the Chairman) may conduct supplemental investigations; request from the person concerned the relevant facts and circumstances, and shall issue a recommendation to the Board of Directors. The Board of Directors shall treat this recommendation at the latest at its next meeting.

9.3	Procedures

9.3.1

The Chairman shall request the Board of Directors to decide on whether a Board Member shall be required to abstain from participating and/or voting in a transaction or matter. The Board of Directors shall decide without the participation of the person(s) concerned.

9.3.2

If a Board Member or a member of the Executive Management is required to abstain from participating and/or voting in a transaction or matter, he/she shall not be counted in the quorum of the meeting in question. Also, such Board Member or member of the Executive Management shall not receive any confidential information with respect to such transaction or matter and shall use best efforts to ensure that he/she does not receive such information. Neither shall such Board Member nor member of the Executive Management participate in meetings to the extent such transaction or matter is discussed and/or resolved. Finally, such Board Member or member of the Executive Management shall not have access to the respective parts of the minutes of such meeting or to any relevant materials or information. This provision shall act as a limitation of information rights a Board Member or a member of the Executive Management may have pursuant to these Organizational Regulations or under applicable law.

9.3.3

Any transaction between the Company or a Group company and a Board Member or a member of the Executive Management shall be carried out “at arm’s length” and shall be approved without participation of the party concerned. If appropriate, a neutral opinion shall be obtained.

10.	GENERAL PROVISIONS

10.1	Signatory Powers

10.1.1	The Board Members and members of the Executive Management, which have been appointed by the Board of Directors as authorized signatories, shall have sole signature power (Einzelunterschrift).

10.1.2	Signatory powers for the Group Subsidiaries shall be granted formally by the respective Group Subsidiary board of directors.

10.1.3

Unless otherwise approved by the Board of Directors, further signatory powers shall always be joint by two (Kollektivunterschrift zu zweien) and the respective holders shall be registered in the commercial register. Unless otherwise approved by the Board of Directors, individuals not so registered have no signatory powers.

10.2	Confidentiality and Non-Disclosure

10.2.1

The deliberations and resolutions of the Board of Directors, the Committees and the Executive Management are strictly confidential and shall only be communicated to third parties to the extent explicitly permitted or required by the Board of Directors or the Executive Management.

10.2.2

The Board Members as well as all other executive bodies and employees are obliged to maintain secrecy towards third parties regarding all non-public facts they obtain knowledge of during the performance of their duties.

10.2.3	These duties of confidentiality and non-disclosure survive the termination of the relationship of the respective individual with the Company.

10.3	Returning of Files

Upon termination of the relationship with the Company all business files must be returned with the exception of documents used by a Board Member to follow-up his/her own actions.

11.	BUSINESS YEAR

The business year of the Company starts on 1 January and ends on 31 December.

12.	FINAL PROVISIONS

12.1	Entering into Force

These Organizational Regulations shall enter into force on the date of adoption by the Board of Directors; be it in a meeting or by circular resolution.

12.2	Review and Amendments

These Organizational Regulations shall be reviewed and if necessary amended on a regular basis by the Board of Directors.

February 17, 2015

The Chairman of the Board of Directors:

/s/ Scott A. Carmilani

The Secretary of the Board of Directors:

/s/ Wayne H. Datz